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                                                                     Exhibit 3.1

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                              LANDSTAR SYSTEM, INC.

                     Pursuant to Section 242 of the General
                    Corporation Law of the State of Delaware

LANDSTAR SYSTEM, INC., a corporation organized under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

FIRST: That the Board of Directors of the Corporation, at a meeting of its members held on January 27, 2004, duly adopted resolutions instructing the officers of the Corporation to present the following proposed amendment (the "Proposed Amendment") to the Amended and Restated Certificate of Incorporation of the Corporation for consideration by the Corporation's Stockholders at their next annual meeting, and declaring the Proposed Amendment to be advisable:

That Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section 1 of
Article IV in its entirety and inserting in lieu thereof the following:

      "Section 1. The number of shares of capital stock which the Corporation shall have authority to issue is eighty-two million (82,000,000), consisting of
(a) eighty million (80,000,000) shares of Common Stock, par value $.01 per share, and (b) two million (2,000,000) shares of Preferred Stock, par value $1.00 per share."

      SECOND: That at the duly called annual meeting of the Corporation's Stockholders held on May 13, 2004, at which a quorum was present in accordance with the terms of the Company's Amended and Restated By-Laws, the Stockholders have approved, by a majority of the shares of Common Stock present in person by proxy at such meeting, resolutions increasing the number of authorized share of Common Stock to 80,000,000.

      THIRD: That this Proposed Amendment was duly adopted in accordance with
Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being a duly authorized Officer of the Corporation, for the purpose of amending the Amended and Restated Certification of Incorporation of the Corporation pursuant to Section 242 of the General Corporation Law of the State of Delaware, does make and file this Certification, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand, this 16th day of July, 2004.

                                                   /s/ Robert C. Larose
                                             ----------------------------------
                                      Name:  Robert C. LaRose
                                      Title: Vice President, Chief Financial
                                             Officer, and Secretary